UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 21, 2007, KBS Real Estate Investment Trust, Inc. (the “Company”), through an indirect wholly owned subsidiary, entered into an agreement to acquire a two-story office building containing approximately 80,000 usable square feet (the “9815 Goethe Building”). The seller is Evergreen/Bradville II, which is not affiliated with the Company or its advisor, KBS Capital Advisors LLC. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions.

The purchase price of the 9815 Goethe Building is $15.75 million plus closing costs. The Company intends to fund the purchase of the 9815 Goethe Building with proceeds from the Company’s ongoing initial public offering but may later place mortgage debt on the property.

The 9815 Goethe Building is located on an approximate 5-acre parcel of land at 9815 Goethe Road in Sacramento, California. The 9815 Goethe Building was completed in 1992 and is 100% leased by the State of California’s Employment Development Department (“EDD”) under a long-term lease agreement.

The current aggregate annual base rent under the EDD lease, which expires in July 2014, is approximately $1.5 million. EDD has the right, at its option, to terminate its lease effective April 30, 2011 with 60-days notice.

There can be no assurance that the Company will complete the acquisition.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On June 21, 2007, the Company, through an indirect wholly owned subsidiary, KBS Royal Ridge, LLC, purchased a six-story office building containing 160,539 rentable square feet (the “Royal Ridge Building”) from FSP Royal Ridge Corp., which is not affiliated with the Company or its advisor.

The purchase price of the Royal Ridge Building was $33.0 million plus closing costs. The acquisition was funded with proceeds from the Company’s ongoing initial public offering, but the Company may later place mortgage debt on the property.

The Royal Ridge Building is located on an approximate 13.2-acre parcel of land at 11680 Great Oaks Way in Alpharetta, Georgia. The Royal Ridge Building was completed in 2001 and is 96% leased by five tenants, including Virginia Surety Company, Inc. (51%) and Hagemeyer North America (38%). Both Virginia Surety Company, Inc. and Hagemeyer North America have subleases associated with their space. Virginia Surety Company, Inc. is the principal U.S. property and casualty insurance company of The Warranty Group, the largest single-source provider of extended service plan solutions. Virginia Surety Company, Inc. is owned by an affiliate of the Onex Corporation, one of Canada’s largest companies specializing in raising private equity. Hagemeyer North America distributes electrical materials, safety products and industrial products and services throughout North America. It is a wholly owned subsidiary of Hagemeyer N.V., headquartered in the Netherlands.

The current aggregate annual base rent for the tenants of the Royal Ridge Building is approximately $2.3 million. As of June 2007, the current weighted-average remaining lease term for the current tenants of the Royal Ridge Building is approximately 5 years. The Virginia Surety Company, Inc. lease expires in November 2012, and the average annual rental rate for the Virginia Surety Company, Inc. lease over the remaining lease term is $16.51 per square foot. Virginia Surety Company, Inc. has the right, at its option, to extend the lease for two additional three-year periods. The Hagemeyer North America lease expires in October 2012, and the average annual rental rate for the Hagemeyer North America lease over the remaining lease term is $14.91 per square foot. Hagemeyer North America, Inc. has the right, at its option, to extend the lease for two additional five-year periods.

The Company does not intend to make significant renovations or improvements to the Royal Ridge Building. Management of the Company believes that the Royal Ridge Building is adequately insured.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: June 26, 2007	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer